Exhibit (d)(6)(vii)

AMENDMENT NO. 2

SECOND AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2, dated as of May 1, 2009 (“Amendment No. 2”), to the Second Amended and Restated Investment Advisory Agreement, dated as of August 1, 2006, (“Agreement”) between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”), and Morgan Stanley Investment Management Inc., a Delaware corporation (“Adviser”).

AXA Equitable and Adviser agree to modify the Second Amended and Restated Investment Advisory Agreement, dated as of August 1, 2006, as amended, (“Agreement”) relating to the EQ/Van Kampen Emerging Markets Portfolio of EQ Advisors Trust as follows:

1. Name Change. The name of the EQ/Van Kampen Emerging Markets Portfolio is changed to EQ/Global Multi-Sector Equity Portfolio.

2. Existing Portfolios. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to the EQ/Van Kampen Comstock Portfolio, EQ/Van Kampen Mid Cap Growth Portfolio, EQ/Van Kampen Real Estate Portfolio and an allocated portion of the EQ/Global Multi-Sector Equity Portfolio.

2. Appendix A. Appendix A to the Agreement, setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to each Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

3. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

AXA EQUITABLE LIFE INSURANCE COMPANY		MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:	/s/ Steven M. Joenk	By:	/s/ Randy Takian
	Name: Steven M. Joenk Title: Senior Vice President		Name: Randy Takian Title: Managing Director

APPENDIX A

AMENDMENT NO. 2

SECOND AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolios	Annual Advisory Fee Rate
EQ/Global Multi-Sector Equity Portfolio*	1.00% of the Portfolio’s average daily net assets up to and including $100 million; 0.80% of the Portfolio’s average daily net assets over $100 million and up to and including $400 million; 0.60% of the Portfolio’s average daily net assets over $400 million and up to and including $500 million; and 0.40% of the Portfolio’s average daily net assets in excess of $500 million.

EQ/Van Kampen Comstock Portfolio	0.40% of the Portfolio’s average daily net assets up to and including $250 million; 0.375% of the Portfolio’s average daily net assets over $250 million and up to and including $500 million; 0.35% of the Portfolio’s average daily net assets over $500 million and up to and including $1 billion; and 0.275% of the Portfolio’s average daily net assets in excess of $1 billion.

EQ/Van Kampen Mid Cap Growth Portfolio	0.45% of the Portfolio’s average daily net assets up to and including $250 million; 0.40% of the Portfolio’s average daily net assets over $250 million and up to and including $500 million; 0.35% of the Portfolio’s average daily net assets over $500 million and up to and including $1 billion; and 0.30% of the Portfolio’s average daily net assets in excess of $1 billion.

EQ/Van Kampen Real Estate Portfolio	0.500% of the Portfolio’s average daily net assets up to and including $250 million; 0.450% of the Portfolio’s average daily net assets over $250 million and up to and including $500 million; 0.400% of the Portfolio’s average daily net assets over $500 million and up to and including $750 million; 0.375% of the Portfolio’s average daily net assets over $750 million and up to and including $1 billion; and 0.350% of the Portfolio’s average daily net assets in excess of $1 billion.

*	This Portfolio has been designated a “multi-adviser portfolio” and Morgan Stanley Investment Management, Inc. receives a fee based on a discrete portion of the Portfolio’s assets that have been allocated to it by the Manager.

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